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FOR IMMEDIATE RELEASE	October 23, 2000
For press and other inquiries contact:
Linda Strascina Director, Corporate Communications and Investor Relations	825 Third Avenue 40th Floor New York, NY 10022
Web Site: www.axonyx.com	Phone: (212) 688-4770 Fax: (212) 688-4843

SERONO ACQUIRES EXCLUSIVE WORLD-WIDE RIGHTS TO AXONYX'S
PEPTIDES FOR THE TREATMENT OF ALZHEIMER'S DISEASE AND OTHER
NEURODEGENERATIVE DISORDERS

    New York, N.Y.—October 23, 2000—AXONYX Inc. (NASDAQ: AXYX) announced today that the Swiss-based biotechnology company, Serono (NYSE: SRA), signed an agreement to acquire exclusive world-wide rights to two of AXONYX's drug platform technologies. Serono is exercising its option to gain exclusive rights to AXONYX's amyloid and prion inhibitory peptides which were the subject of the original research and development agreement announced on May 20, 1999. Serono plans to use the amyloid inhibitory peptides (AIPs) and the prion inhibitory peptides to develop drugs for the diagnosis and treatment of Alzheimer's Disease and other neurodegenerative disorders. AXONYX is to receive an initial payment of $1.5 million and future payments of up to $21 million as drug development milestones are met. Additionally, AXONYX would receive royalties on any commercialized products.

    Amyloid deposition in the form of plaques is presently acknowledged by the scientific and medical communities as a key factor in the pathology of Alzheimer's Disease. AXONYX's proprietary AIPs or "beta sheet breakers" provide a potential strategy to both inhibit formation and cause dissolution of amyloid plaques in the brain. In cell culture studies, the AIPs prevent nerve cell death caused by the addition of amyloid. Additionally, in an animal model of excess amyloid formation, an AIP reduced amyloid deposition and caused a significant reduction of preexisting amyloid deposits. Preclinical results demonstrating these activities have been presented at world renowned Alzheimer's conferences, World Health Organization meetings and published in Nature Medicine, Journal of Medicinal Chemistry and J. Neuropathology Experimental Neurology.

    The prion inhibitory peptide technology was described in the medical publication, The Lancet, January 14, 2000, as a new potential approach for treating prion diseases such as Mad Cow Disease and the human form, Creutzfeldt Jakob disease. This research is being conducted by Serono at it's Pharmaceutical Research Institute in Geneva.

    "There are at least two schools of thought with regard to the treatment of Alzheimer's Disease. One approach is to boost brain function by increasing neurotransmitter activity with a cholinesterase inhibitor and a second approach is to treat the disease by inhibiting amyloid formation," said Marvin S. Hausman, M.D., President & CEO of AXONYX Inc. He continued, "This agreement allows Serono to develop amyloid inhibiting peptides using AXONYX's technology, while allowing us to remain focused on continuing to develop the first approach to the treatment of this disease with Phenserine, our lead cholinesterase inhibitor which is expected to start Phase II by the end of the year."

    AXONYX Inc. is a biotechnology company with offices in the United States and Europe and is engaged in the discovery, acquisition and development of proprietary pharmaceutical compounds and new technologies useful in the diagnosis and treatment of Alzheimer's Disease and other memory disorders. Phenserine, the Company's lead Alzheimer's Disease drug, has recently completed Phase I studies.

    This press release may contain forward-looking statements or predictions. These statements represent our judgment as of this date and are subject to risks and uncertainties that could materially affect the Company. AXONYX undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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SERONO ACQUIRES EXCLUSIVE WORLD-WIDE RIGHTS TO AXONYX'S PEPTIDES FOR THE TREATMENT OF ALZHEIMER'S DISEASE AND OTHER NEURODEGENERATIVE DISORDERS